Exhibit 10.26

Non-Employee Director Compensation Program

     The following is a summary of the compensation arrangements for Orbital’s non-employee directors effective January 1, 2005:

Annual Retainers and Meeting Fees*:

•	Annual retainer of $28,000
•	Annual retainer of $10,000 for the lead independent director
•	Annual retainer of $5,000 for the chairperson of each standing committee for up to one standing committee per year
•	Annual retainer of $1,000 for each non-chair member of each standing committee for up to two standing committees per year
•	$1,000 for each Board meeting attended in person in excess of five meetings per year
•	$1,000 for each committee meeting attended in person
•	A pro-rated amount up to $1,000 for each Board or committee meeting held telephonically based on the length of such meeting

*The annual retainers and meeting fees are payable in cash or shares of restricted common stock at the non-employee director’s election. The restricted common stock grants have a two-year vesting term.

Stock Purchase Matching Program:
•	Matching a non-employee director’s purchase of up to $10,000 worth of common stock in the open market in a calendar year with a grant of restricted common stock that vests in its entirety two years from the date of grant.

Annual Stock Option Grant:
•	Under Orbital’s 1997 Stock Option and Incentive Plan, on the first business day in January, each non-employee director receives an automatic annual grant of 5,000 options to purchase common stock at an exercise price equal to the fair market value on the date of grant. All of the option grants vest in their entirety one year from the date of grant.